Exhibit 99.1

Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER FINANCIAL RESULTS

BOSTON (October 22, 2026) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the third quarter ended September 26, 2026. Key results were:

Third Quarter 2026 Summary:

•
Depletions decreased 5% and shipments decreased 4.9%
•
Net revenue of $520.1 million decreased 3.2%
•
Gross margin of 51.7% up 90 basis points year over year
•
GAAP diluted income per share of $4.21, which includes non-recurring litigation expenses of $0.16 per share
•
Non-GAAP diluted earnings per share of $4.37

Year-to-date 2026 Summary:

•
Depletions decreased 5% and shipments decreased 5.4%
•
Net revenue of $1.522 billion decreased 3.6%
•
Gross margin of 50.5% up 80 basis points year over year
•
GAAP diluted loss per share of $4.87, which includes non-recurring litigation expenses of $14.51 per share
•
Non-GAAP diluted earnings per share of $9.64

Capital Structure

•
Ended the third quarter with $308.1 million in cash and no debt
•
Repurchased $79.5 million in shares from December 28, 2025 to October 16, 2026

“The demand environment remains challenging, and we are prioritizing actions within our control to strengthen our business and improve market share trends,” said Chairman, Founder and CEO Jim Koch. “We are encouraged by the strong performance of Sun Cruiser and remain focused on marketplace execution, while our continued emphasis on productivity and strong cash generation provide a solid foundation to invest behind our brands and drive long-term value.”

“We delivered strong gross margin expansion and are raising the low end of our gross margin and earnings guidance, while managing through a dynamic consumer demand and input cost environment,” said Interim CFO and Chief Accounting Officer Matt Murphy. “Our results reflect continued progress from our multi-year supply chain transformation, disciplined investment, and an ongoing focus on productivity across the organization.”

Details of the results were as follows:

Third Quarter 2026 (13 weeks ended September 26, 2026) Summary of Results

Depletions for the third quarter decreased 5% compared to the third quarter of the prior year. Shipment volume for the quarter was approximately 1.8 million barrels, a 4.9% decrease compared to the third quarter of the prior year, driven by declines in Twisted Tea, Truly, and Samuel Adams that were partially offset by growth in the Sun Cruiser and Angry Orchard brands.

The Company believes distributor inventories as of September 26, 2026 were at appropriate levels and averaged approximately four weeks on hand which is lower than the four and a half weeks on hand at the end of September 2025.

Revenue for the quarter decreased 3.2% due to decreases in volume that were only partially offset by favorable product mix and pricing.

Gross margin of 51.7% increased from the 50.8% margin realized in the third quarter of 2025, or an increase of 90 basis points year over year. Gross margin primarily benefited from favorable product mix, price increases, procurement savings and improved brewery efficiencies, which were partially offset by inflationary commodity and tariff costs.

The third quarter gross margin of 51.7% includes $1.6 million of shortfall fees and non-cash expense of third-party production pre-payments in total, which negatively impacted gross margin by approximately 31 basis points on an absolute basis.

Advertising, promotional and selling expenses in the third quarter were flat year over year. This reflected $9.5 million in higher freight costs, with higher freight rates more than offsetting the benefit of lower shipment volumes, and a $9.0 million reduction in advertising spend.

General and administrative expenses decreased by $2.1 million compared to the third quarter of 2025, primarily driven by lower salary and benefit costs. Included in the current-quarter expense was $0.4 million of legal fees related to the previously disclosed supplier dispute litigation.

Litigation expenses of $1.8 million, related to the supplier dispute, represents post-judgment interest expense. Post-judgment interest expense through the appeals process will be applied to the combined pre-tax total of the judgment and pre-judgment interest amounts of $191.0 million at the statutory rate, which is estimated to be 3.79%. The Company continues to deny that it breached the terms of the contract with the supplier and intends to pursue all available post-trial motions and appellate remedies. The Company cannot estimate when or if damages or interest will ultimately be paid or when this matter will ultimately be resolved.

In the third quarter of 2026, the combined pre-tax expense related to the supplier dispute litigation of $2.2 million consists of legal expenses of $0.4 million, recorded in general and administrative expenses, and litigation expenses of $1.8 million. The after-tax impact reduced earnings per share by $0.16.

Impairment of brewery assets of $2.9 million increased by $1.5 million compared to the third quarter of 2025, due to increased write-offs of equipment at Company-owned breweries.

The Company’s effective tax rate for the third quarter was 26.7%. Excluding the impact of the supplier dispute litigation, the effective tax rate remained 26.7% compared to 28.1% in the prior year. This decrease in rate is due primarily to the impact of non-deductible stock compensation.

Year-to-date 2026 (39 weeks ended September 26, 2026) Summary of Results

Depletions year-to-date decreased 5% from the prior year. Shipment volume year-to-date was approximately 5.4 million barrels, a 5.4% decrease from the prior year, driven by declines in Twisted Tea, Truly, and Samuel Adams, partially offset by growth in the Sun Cruiser and Angry Orchard brands.

Revenue year-to-date decreased 3.6% due to decreases in volume, partially offset by favorable product mix and pricing.

Gross margin year-to-date of 50.5% increased from the 49.7% margin realized in year-to-date 2025, or an increase of 80 basis points year over year. Gross margin primarily benefited from price increases, favorable product mix, procurement savings and improved brewery efficiencies, which were partially offset by increased inflationary commodity and tariff costs.

The year-to-date gross margin of 50.5% includes $4.8 million of shortfall fees and non-cash expense of third-party production pre-payments in total, which negatively impacted gross margin by approximately 32 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date increased $29.2 million or 6.3% from year-to-date 2025, resulting from higher freight costs of $20.6 million, as freight rate increases more than offset the benefit of lower shipment volumes and increased brand local marketing investments of $8.5 million.

General and administrative expenses year-to-date increased $5.4 million or 3.9% from year-to-date 2025, primarily due to increased legal costs. This increase included $5.8 million of legal fees related to the previously disclosed supplier dispute litigation.

Litigation expense of $194.5 million, related to the supplier dispute, consists of the judgment of $175.5 million, pre-judgment interest expense of $15.5 million and post-judgment interest expense of $3.5 million.

The litigation expense of $194.5 million, combined with related legal expenses of $5.8 million, recorded in general and administrative expenses, have an after-tax negative impact on earnings per share of $14.51.

Impairment of brewery assets of $3.1 million decreased by $3.3 million from year-to-date 2025, due to decreased write-offs of equipment at third party and Company-owned breweries.

The Company’s effective tax rate year-to-date was a benefit of 12.4%. Excluding the impact of the supplier dispute litigation, the effective tax rate was a provision of 29.9% compared to a provision of 28.8% in the prior year. This increase in rate is due primarily to the increased negative impact of non-deductible stock compensation.

The Company expects that its September 26, 2026 cash balance of $308.1 million, together with its projected future operating cash flows and the unused balance on its $150 million line of credit, will be sufficient to fund future cash requirements, including the potential litigation-related payments.

During the 39-week period ended September 26, 2026 and the period from September 27, 2026 through October 16, 2026, the Company repurchased shares of its Class A Common Stock in the amounts of $73.5 million and $6.0 million, respectively, for a total of $79.5 million year to date. As of October 16, 2026, the Company had approximately $149 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 42-week period ended October 17, 2026 are estimated by the Company to have decreased approximately 5% from the comparable period in 2025.

Full-Year 2026 Projections

The Company has updated its financial guidance for the full year 2026. The Company’s actual 2026 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, supply chain performance, inflationary and commodity impacts and tariff policy. Tariff cost projections below, which are net of a $3 million refund received in the third quarter, are consistent with tariffs currently being charged by the Company’s suppliers and that the Company currently expects to continue for the remainder of 2026.

Full Year 2026	Current Guidance	Previous Guidance
Depletions and Shipments Percentage Change	Down mid-single digits	Down low-single digits to mid-single digits
Price Increases	1% to 2%	1% to 2%
Gross Margin (including Tariffs)	49% to 50%	48.5% to 50%
Tariff Costs ($ million)	$18 to $22	$20 to $30
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	Approximately Flat	$0 to $20
GAAP Tax Rate (Benefit)/ Provision	(11.0%) to (12.0%)	(11.0%) to (12.0%)
Non GAAP Tax Rate Provision	29% to 30%	29% to 30%
GAAP EPS (Income/ (Loss))	($5.76) to ($4.26)	($6.23) to ($4.23)
Non-recurring Litigation Expenses impact per share	($14.76)	($14.73)
Non GAAP EPS	$9.00 to $10.50	$8.50 to $10.50
Capital Spending ($ million)	$55 to $70	$60 to $80

Underlying the Company's current 2026 projections are the following full-year estimates and targets:

•
The Company is monitoring changes in commodity, fuel and transportation costs driven by macroeconomic factors. Freight costs remain elevated due to higher transportation rates, labor constraints within the transportation industry and higher fuel costs, while energy costs also impact aluminum input costs, given the energy intensive nature of aluminum production. The Company's current estimates of these cost increases are reflected in its guidance.
•
Supply chain improvements implemented during 2025 resulted in more consistent levels of distributor inventory in terms of weeks on hand. The impact of these changes on prior-year shipment flows, together with the expected timing of shipments to meet customer demand in 2026, continues to influence the quarterly phasing of shipments. Accordingly, we currently expect modest shipment growth in the fourth quarter.
•
The Company’s business is seasonal, with the fourth quarter typically a lower volume quarter and the lowest gross margin rate of the year. At the midpoint of the full year guidance range, the Company expects year-over-year gross margin rate improvement to be the most meaningful in the fourth quarter as shortfall fees are expected to be lower in 2026 versus 2025 and the Company typically expenses the majority of its shortfall fees in the fourth quarter.
•
During full year 2026, the Company estimates shortfall fees and non-cash expense of third-party production pre-payments in total will negatively impact gross margins by 40 to 60 basis points.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors. Advertising investment levels are expected to decline year over year in the fourth quarter, reflecting lower planned full-year investment and a comparison against high levels of investment in the fourth quarter of 2025 that included production costs associated with preparation for 2026 programming.

Full-Year 2027 Projections

The Company is planning to provide full year 2027 financial guidance during its fourth quarter earnings call in February 2027.

Use of Non-GAAP Measures

Non-GAAP EPS and Non-GAAP Tax Rate are not defined terms under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-recurring litigation relating to a supplier dispute of $0.16 per diluted share in expense in the third quarter of 2026 and $14.51 per diluted share year-to-date 2026 impact. Non-GAAP Tax Rate excludes from the projected GAAP Tax Rate the tax impact of the non-recurring litigation expense. These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 27, 2025 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, October 22, 2026

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenue	$555,458	$571,476	$1,624,792	$1,678,258
Less excise taxes	35,357	33,982	102,423	98,948
Net revenue	520,101	537,494	1,522,369	1,579,310
Cost of goods sold	251,023	264,377	752,960	794,412
Gross profit	269,078	273,117	769,409	784,898
Operating expenses:
Advertising, promotional, and selling expenses	165,182	164,739	491,138	461,987
General and administrative expenses	42,855	44,913	144,035	138,615
Impairment of brewery assets	2,888	1,416	3,124	6,401
Litigation expense	1,824	—	194,471	—
Total operating expenses	212,749	211,068	832,768	607,003
Operating income (loss)	56,329	62,049	(63,359)	177,895
Other income, net:
Interest income, net	2,714	2,696	6,604	7,320
Other expense, net	(138)	(595)	(950)	(1,168)
Total other income, net	2,576	2,101	5,654	6,152
Income (loss) before income tax provision (benefit)	58,905	64,150	(57,705)	184,047
Income tax provision (benefit)	15,739	17,995	(7,176)	53,047
Net income (loss)	$43,166	$46,155	$(50,529)	$131,000
Net income (loss) per common share – basic	$4.21	$4.25	$(4.87)	$11.83
Net income (loss) per common share – diluted	$4.21	$4.25	$(4.87)	$11.82
Weighted-average number of common shares – basic	10,254	10,855	10,369	11,073
Weighted-average number of common shares – diluted	10,224	10,830	10,369	11,050
Net income (loss)	$43,166	$46,155	$(50,529)	$131,000
Other comprehensive income (loss):
Foreign currency translation adjustment	27	(161)	(207)	233
Total other comprehensive income (loss)	27	(161)	(207)	233
Comprehensive income (loss)	$43,193	$45,994	$(50,736)	$131,233

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 26, 2026	December 27, 2025
Assets
Current Assets:
Cash and cash equivalents	$308,072	$223,378
Accounts receivable, net	83,032	57,094
Inventories, net	98,078	92,532
Prepaid expenses and other current assets	24,668	20,316
Income tax receivable	2,096	24,259
Total current assets	515,946	417,579
Property, plant, and equipment, net	542,645	578,125
Operating right-of-use assets	23,000	30,229
Goodwill	112,529	112,529
Intangible assets, net	13,483	14,753
Third-party production prepayments	5,324	7,099
Note receivable	7,826	11,218
Other assets	18,635	22,063
Total assets	$1,239,388	$1,193,595
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$107,640	$94,975
Accrued expenses and other current liabilities	146,382	144,797
Accrued litigation expenses	194,471	-
Current operating lease liabilities	7,871	12,762
Total current liabilities	456,364	252,534
Deferred income taxes, net	21,524	64,785
Non-current operating lease liabilities	21,667	25,111
Other liabilities	4,103	4,885
Total liabilities	503,658	347,315
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,086,764 and 8,408,458 issued and outstanding as of September 26, 2026 and December 27, 2025, respectively	81	84
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of September 26, 2026 and December 27, 2025	21	21
Additional paid-in capital	713,081	698,811
Accumulated other comprehensive loss	(587)	(380)
Retained earnings	23,134	147,744
Total stockholders' equity	735,730	846,280
Total liabilities and stockholders' equity	$1,239,388	$1,193,595

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirty-nine weeks ended
	September 26, 2026	September 27, 2025
Cash flows provided by operating activities:
Net (loss) income	$(50,529)	$131,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	63,478	67,726
Impairment of brewery assets	3,124	6,401
Gain on sale of property, plant, and equipment	(88)	(47)
Litigation expense	194,471	—
Change in right-of-use assets	8,342	(5,654)
Stock-based compensation expense	15,126	14,408
Deferred income taxes	(43,261)	(15,496)
Other non-cash income	(374)	(32)
Changes in operating assets and liabilities:
Accounts receivable	(25,961)	(22,866)
Inventories	(6,585)	13,816
Prepaid expenses and other current assets	(4,502)	(3,329)
Income tax receivable	22,163	4,925
Third-party production prepayments	1,775	6,058
Brewery-related assets and cloud computing	4,968	4,975
Other non-current assets	(498)	(1,148)
Accounts payable	14,320	16,042
Accrued expenses and other current liabilities	7,916	8,205
Operating lease liabilities	(9,450)	4,958
Other non-current liabilities	(233)	276
Net cash provided by operating activities	194,202	230,218
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(31,234)	(36,717)
Proceeds from disposal of property, plant, and equipment	88	47
Net cash used in investing activities	(31,146)	(36,670)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(75,338)	(152,423)
Proceeds from exercise of stock options and sale of investment shares	1,495	1,242
Cash paid on finance leases	(1,092)	(1,288)
Payment of tax withholding on stock-based payment awards and investment shares	(3,427)	(2,444)
Net cash used in financing activities	(78,362)	(154,913)
Change in cash and cash equivalents	84,694	38,635
Cash and cash equivalents at beginning of period	223,378	211,819
Cash and cash equivalents at end of period	$308,072	$250,454

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com